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                  CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT
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     THIS AGREEMENT made the _____ day of December, 1995, by and between
INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office located at 127 West 10th Street, Kansas City, Missouri 64105 ("Custodian"), and STATE BOND EQUITY FUNDS, INC., a Maryland corporation, having its principal office and place of business at 100 North Minnesota Street, New Ulm, Minnesota 56073 ("Fund").

                                  WITNESSETH:

    WHEREAS, Fund desires to appoint Investors Fiduciary Trust Company as custodian of the securities and monies of Fund's investment portfolio and as its agent to perform certain investment accounting and recordkeeping functions; and

    WHEREAS, Investors Fiduciary Trust Company is willing to accept such appointment;

    NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF CUSTODIAN. Fund hereby constitutes and appoints Custodian as:

    A.  Custodian of the securities and monies at any time owned by the Fund;
        and

    B. Agent to perform certain accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the Investment Company Act of 1940 (the "1940 Act") and to calculate the net asset value of the Fund.

2.  REPRESENTATIONS AND WARRANTIES.

    A.  Fund hereby represents, warrants and acknowledges to Custodian:

        1. That it is a corporation or trust (as specified above) duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and
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        2.  That it has the requisite power and authority under applicable law, its articles of incorporation and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint Custodian as custodian and investment accounting and recordkeeping agent for the Fund; and that this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms.

    B.  Custodian hereby represents, warrants and acknowledges to Fund:

        1. That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri; and

        2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by Custodian; and that this Agreement constitutes a legal, valid and binding obligation of Custodian, enforceable in accordance with its terms.

3.  DUTIES AND RESPONSIBILITIES OF CUSTODIAN.

    A.  Delivery of Assets

        Except as permitted by the 1940 Act, Fund will deliver or cause to be delivered to Custodian on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it and monies then owned by it or from time to time coming into its possession during the time this Agreement shall continue in effect. Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered.

    B.  Delivery of Accounts and Records

        Fund shall turn over or cause to be turned over to Custodian all of the Fund's relevant accounts and records previously maintained. Custodian shall be entitled to rely

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        conclusively on the completeness and correctness of the accounts and records turned over to it, and Fund shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide, or to provide in a timely manner, any accounts, records or information needed by the Custodian to perform its functions hereunder.

    C.  Delivery of Assets to Third Parties

        Custodian will receive delivery of and keep safely the assets of Fund delivered to it from time to time segregated in a separate account, and if Fund is comprised of more than one portfolio of investment securities (each a "Portfolio") Custodian shall keep the assets of each Portfolio segregated in a separate account. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement or any agreement executed by it according to the terms of Section 3.S. of this Agreement. Upon delivery of any such assets to a subcustodian pursuant to Section 3.S. of this Agreement, Custodian will create and maintain records identifying those assets which have been delivered to the subcustodian as belonging to the Fund, by Portfolio if applicable. The Custodian is responsible for the safekeeping of the securities and monies of Fund only until they have been transmitted to and received by other persons as permitted under the terms of this Agreement, except for securities and monies transmitted to subcustodians appointed under Section 3.S. of this Agreement, for which Custodian remains responsible to the extent provided in Section 3.S. hereof. Custodian may participate directly or indirectly through a subcustodian in the Depository Trust Company (DTC), Treasury/Federal Reserve Book Entry System (Fed System), Participant Trust Company (PTC) or other depository approved by the Fund (as such entities are

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       defined at 17 CFR Section 270.17f-4(b)) (each a "Depository" and collectively, the "Depositories").

    D.  Registration of Securities

        The Custodian shall at all times hold registered securities of the Fund in the name of the Custodian, the Fund, or a nominee of either of them, unless specifically directed by instructions to hold such registered securities in so-called "street name," provided that, in any event, all such securities and other assets shall be held in an account of the Custodian containing only assets of the Fund, or only assets held by the Custodian as a fiduciary or custodian for customers, and provided further, that the records of the Custodian at all times shall indicate the Fund or other customer for which such securities and other assets are held in such account and the respective interests therein. If, however, the Fund directs the Custodian to maintain securities in "street name", notwithstanding anything contained herein to the contrary, the Custodian shall be obligated only to utilize its best efforts to timely collect income due the Fund on such securities and to notify the Fund of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers. All securities, and the ownership thereof by Fund, which are held by Custodian hereunder, however, shall at all times be identifiable on the records of the Custodian. The Fund agrees to hold Custodian and its nominee harmless for any liability as a shareholder of record of securities held in custody.

    E.  Exchange of Securities

        Upon receipt of instructions as defined herein in Section 4.A., Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of Fund for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger, consolidation, split-up of share, change of par value, conversion or otherwise, and will deposit any such securities in

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